SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported):  FEBRUARY 28, 1996
                       Commission File Number:  33-4734-D

                            RILEY INVESTMENTS, INC.
            (FORMERLY PACE GROUP INTERNATIONAL, INC.)
             (Exact Name of Registrant as Specified in its Charter)


              OREGON                      93-0950786
     (State or other jurisdiction of     (IRS Employer
     incorporation or organization)   Identification No.)




       1820 NORTH SHORE ROAD
        LAKE OSWEGO, OREGON                            97034
     (Address of Principal Executive Offices)     (Zip Code)


              Registrant's Telephone Number, including Area Code:
                        (503) 226-7223


                         PACE GROUP INTERNATIONAL, INC.
                            2020 S.W. FOURTH AVENUE
                             PORTLAND, OREGON 97201

     (Former name, former address, and formal fiscal year, if changed since last report)






                             ITEM 5.  OTHER EVENTS



     On February 28, 1996, Riley Investments, Inc., signed a letter of intent to acquire Airfair Publishing, Inc., an Austin, Texas-based travel services group that includes Airfair Magazine, Interline Representatives, and Interline TRAVEL.

     In the combination, Riley intends to issue an aggregate of 9,180,000 shares of common stock, which would represent approximately 96% of the common stock to be outstanding after the transaction. As part of the transaction, representatives of Airfair would assume control of the board of directors and management of Riley, whose name would be changed to "Airfair Publishing, Inc."

     Airfair Publishing, Inc., was recently organized to complete the acquisition of its three operating divisions serving the interline travel community that includes approximately 500,000 active airline employees and their families (including parents) as well as airline retirees that have free or substantially discounted airfare travel privileges. Airfair Magazine is a full-size, four-color travel magazine that has been published in the interline marketplace for more than 25 years and features stories on interesting vacation destinations, regular columns on cruises, tours, and resorts, departments with useful devices for interliners, and current listings of discounted travel information.

     Interline Representatives, which has been marketing discount travel to the interline community since 1974, recently targeted parents of interliners and airline retirees, a segment of the market with relatively high levels of disposable income. Interline TRAVEL, in business for five years, represents more than 500 hotel and resort properties offering discounted rates to airline employees and their families. These three divisions, now combined in Airfair Publishing, preliminarily reported revenue of over $9.6 million for 1995, subject to year end adjustment and audit verification.

     Riley has no assets or operations, having disposed of its previous operating activities relating to marketing English language training programs and changed its name to Riley Investments, Inc., in November 1995.

     The combination between Riley and Airfair Publishing is subject to the review by each party of the business and financial condition of the other, the negotiation of a definitive agreement, the satisfaction of certain legal, accounting, and regulatory requirements, the approval of the details of the transaction by the boards of directors of each company, and certain other matters.

     Interline TRAVEL was purchased by the founders of Airfair in late 1994. It had been organized in 1990 to sell discounted hotel packages to airline employees, their families, and friends traveling with them. Interline TRAVEL periodically produces and distributes to airline employees in breakrooms and other employee workplace areas approximately 1,000,000 copies of a brochure that provides information about its products, customer services, and prices for a variety of hotel packages. The brochure is distributed by over 600 airline employees that serve as Interline representatives. Interline TRAVEL targets the middle-income market for airline employee travel. It had revenues of $1.6 million and $2.3 million for 1994 and 1995, respectively, with significant revenue growth expected for 1996.

     Interline Representatives, Ltd., acquired early in 1996, is a 15-year old travel company specializing in the sale to cruises to airline employees, their families, and accompanying friends. Interline Representatives has an experienced staff to support its activities. It had estimated 1995 revenue of $7.5 million.

     Airfair Publishing, Inc., has published Airfair Magazine, which delivers information about discounted travel to airline employees and their families, for approximately 25 years. The magazine is printed quarterly and distributed to approximately 50,000 subscribers, paid and controlled. Interline TRAVEL was an advertiser in Airfair Magazine before it was acquired, and it is anticipated that Interline TRAVEL will expand its visibility through this publication. The magazine is over 80% advertising, with many of the advertisers displaying the 800-number of either Interline Representatives or Interline TRAVEL as the number to call to complete purchases, thus providing Airfair with revenue from both advertising and travel sales. Airfair is focusing on a number of significant improvements to the editorial content and circulation of this magazine.

     By combining these three operations, Airfair intends to use the 600 airline employees who double as Interline TRAVEL representatives to increase the subscription base for the Airfair Magazine.

     Airfair Magazine's creative and advertising staff is located in Boca Raton, Florida. The reservation departments of Interline TRAVEL and Interline Representatives have been consolidated into Airfair's Austin offices.

     Industry sources estimate that there are approximately 550,000 U.S.-based airline employees who, along with their families and friends, travel on airlines for free, taking up to 10,000,000 passenger trips per year. In 1995, the combined Airfair companies served less than 25,000 passengers.







                   ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS



EXHIBITS

     The following exhibits are included as part of this report:

            SEC
Exhibit   Referen
Number       ce            Title of Document         Location
           Number


1.01         1       Letter of intent between        This
                     Riley Investments, Inc., and      filing
                     Airfair Publishing, Inc.,
                     dated March 1, 1996




                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   RILEY INVESTMENTS, INC.


Dated:  May 3,  1996               By /s/ Mark T. Waller
                                        Mark T. Waller, President